EX-23.1 4 exhibit231ernstyoungco.htm EXHIBIT 23.1

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 (File No. 333-221727, File No. 333-251852 and File No. 333-238173) pertaining to the CONSOL Energy Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan, and
•	Form S-4 No. 333-250091 pertaining to the consent solicitation statement/proxy statement/prospectus of CONSOL Energy Inc. and Subsidiaries;

of our reports dated February 12, 2021, with respect to the consolidated financial statements of CONSOL Energy Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of CONSOL Energy Inc. and Subsidiaries included in this Annual Report (Form 10-K) of CONSOL Energy Inc. and Subsidiaries for the year ended December 31, 2020.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania

February 12, 2021